EXHIBIT 10.9a


Under the Company's 1994 Key Employees Variable Pay Plan, the President of the Company, with the approval of the Human Resources Committee of the Board of Directors, annually designates employees to participate in the program, establishes their participation level and establishes certain financial and operational goals for the Company which must be satisfied in order for variable pay awards to be made. The impact, if any, of each employee's performance on his or her variable pay award is determined by the President of the Company, with the approval of the Human Resources Committee. Subject to final approval by the Human Resources Committee of the Board of Directors, the President of the Company also determines at year-end the degree to which those goals have been satisfied and the amount of variable pay to be awarded to participating employees, if any.